                                      CONTRACT



                                      BETWEEN



                             IMCO RECYCLING OF OHIO INC.



                            UNITED MINE WORKERS, AFL-CIO



                   Effective 12/1/95 Through Midnight 11/30/98

                                 TABLE OF CONTENTS

Purpose and Intent. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Article  I      - Recognition . . . . . . . . . . . . . . . . . . . . . .   1
Article  II     - Management Rights . . . . . . . . . . . . . . . . . . .   1
Article  III    - Probationary Employees. . . . . . . . . . . . . . . . .   2
Article  IV     - Union Security. . . . . . . . . . . . . . . . . . . . .   2
Article  V      - Seniority . . . . . . . . . . . . . . . . . . . . . . .   3
Article  VI     - Permanent Vacancies . . . . . . . . . . . . . . . . . .   4
Article  VII    - Temporary Vacancy . . . . . . . . . . . . . . . . . . .   5
Article  VIII   - Temporary Reduction In Force  . . . . . . . . . . . . .   7
Article  IX     - Reduction in Force  . . . . . . . . . . . . . . . . . .   7
Article  X      - Grievance Committee . . . . . . . . . . . . . . . . . .   8
Article  XI     - Permanent Job Classification Elimination  . . . . . . .   8
Article  XII    - Working Hours and Overtime Pay and Payday . . . . . . .   8
Article  XIII   - Call Back Pay . . . . . . . . . . . . . . . . . . . . .   9
Article  XIV    - Grievance Procedure . . . . . . . . . . . . . . . . . .   9
Article  XV     - Leaves of Absence . . . . . . . . . . . . . . . . . . .  11
Article  XVI    - Suspension and Discharge. . . . . . . . . . . . . . . .  11
Article  XVII   - No Strike/No Lockout. . . . . . . . . . . . . . . . . .  12
Article  XVIII  - Health and Safety . . . . . . . . . . . . . . . . . . .  12
Article  XIX    - Supervisory Employees . . . . . . . . . . . . . . . . .  14
Article  XX     - Contracting Out . . . . . . . . . . . . . . . . . . . .  14
Article  XXI    - Bulletin Boards . . . . . . . . . . . . . . . . . . . .  14
Article  XXII   - Voting Place. . . . . . . . . . . . . . . . . . . . . .  15
Article  XXIII  - Jury Duty . . . . . . . . . . . . . . . . . . . . . . .  15

Article XXIV    - Bereavement Pay . . . . . . . . . . . . . . . . . . . .  15
Article XXV     - Holiday Pay . . . . . . . . . . . . . . . . . . . . . .  15
Article XXVI    - Profit Sharing. . . . . . . . . . . . . . . . . . . . .  16
Article XXVII   - Accident and Sickness Benefits. . . . . . . . . . . . .  16
Article XXVIII  - Insurance . . . . . . . . . . . . . . . . . . . . . . .  17
Article XXIX    - Basic Workday . . . . . . . . . . . . . . . . . . . . .  17
Article XXX     - Plant Closing or Relocation . . . . . . . . . . . . . .  17
Article XXXI    - Duration of Agreement and Responsibilities of
                   the Parties. . . . . . . . . . . . . . . . . . . . . .  17
MEMORANDUM OF UNDERSTANDING - CHECKOFF. . . . . . . . . . . . . . . . . .  19
SCHEDULE A      - . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SCHEDULE B      - . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     This Agreement by and between IMCO Recycling of Ohio Inc. (hereinafter called "Company") and United Mine Workers Union (hereinafter "Union") is entered into this 1st day of December, 1995.

                             PURPOSE AND INTENT

     It is the purpose and intent of the parties to set forth certain agreements pertaining to wages, hours, and working conditions to be observed by the parties during the life of this Agreement and provide the procedures for the prompt and equitable adjustment of grievances. The Union, Company and employees agree they will work together in harmony toward turning out a quality product and will abide by the terms and conditions set forth in this Agreement.

                              ARTICLE I
                             RECOGNITION

     The Company recognizes the Union as the exclusive bargaining agent for its employees at its Uhrichsville, Ohio facility in the below-described unit:

          INCLUDED: All production and maintenance employees employed by the Employer at its Uhrichsville, Ohio facility, including leadpersons.

          EXCLUDED: Laboratory and plant technicians, all office clerical employees, professional employees, janitorial employees, guards, and supervisors as defined in the Act.

All other employees not specifically listed above as included or excluded shall be excluded.

                            ARTICLE II
                         MANAGEMENT RIGHTS

     The Company retains and shall possess every management right, right to function, privilege, authority; except as specifically limited or restricted by this Agreement. Illustrative, but not all-inclusive of the rights of management retained, are the right to manage the Company; to direct the work force; to make and enforce rules of conduct; to subcontract; to change hours and days of work; to assign work to other of the

Company's employees and facilities; to make and change work duties and assignments; to determine the quality and quantity of productivity required; to change or adjust the hours and numbers of shifts and assignments thereto; to hire employees; to classify, promote, discipline, demote, and discharge employees for just cause; to lay off and recall employees; to select and make technological state of the art changes in processes, tools, equipment, and facilities; to determine the number of employees to be employed; to determine the number of employees to be employed in each department, shift, classification; to determine the number of employees to be employed in any particular work function or assignment; to decide the methods, equipment, processes, and means of production; to determine the utilization of labor-saving devices which may result in a reduction of the work force; to establish new departments, job classifications, and initial rates of pay; to transfer and assign employees to duties without regard to titles, job classifications, departments, etc.; (subject to the terms of this contract) and to exercise the right not specifically set forth in this Agreement upon which the parties negotiated or had the opportunity to negotiate whether or not such rights have been exercised by the Company in the past.

                               ARTICLE III
                         PROBATIONARY EMPLOYEES

     A newly hired or rehired employee of the Company will be considered a new employee on a probationary basis for the first sixty (60) calendar days of his employment. Thereafter, if kept on the Company payroll, his name will be placed on the Company's seniority list and his seniority shall date back to his most recent date of hire.

     Employees terminated and rehired within a one (1) year period will maintain credit for any days previously worked.

                               ARTICLE IV
                             UNION SECURITY

     All present employees who have concluded their probationary period of at least sixty (60) calendar days, must become and remain members of the Union in good standing as a continuing condition of employment on and after the sixtieth (60th) calendar day following their beginning of such employment or sixty (60) calendar days after the effective date of their contract, whichever is the later.

                               ARTICLE V
                               SENIORITY

     SECTION 1. In all cases of increase or decrease of the work force, length of plant wide continuous service in years, months and days shall govern.

     Seniority shall be counted from the employee's date of last hire. Seniority shall govern in all circumstances unless set forth to the contrary herein.

     SECTION 2. A probationary employee is any employee whose continuous length of service is less than sixty (60) calendar days. When a probationary employee has accumulated sixty (60) calendar days of continuous service, he (1) will become a regular employee and have his seniority established as set forth in the paragraph above. During the probationary period the employee shall be paid thirty cents ($.30) less per hour than the entry level rate. During an employee's probationary period, the Company shall not be restricted in its right to discharge or discipline such employee for any cause, except as limited by state and federal law. The discipline or discharge of a probationary employee shall not be subject to the grievance procedure of this Agreement. Further, no contractual terms or entitlements of this Agreement shall be available to any probationary employee. The probationary period of any employee may be extended an additional thirty (30) calendar days at the discretion of the Company.

     However, when the probationary period of an employee is to be extended, Management shall notify the Local Union President, in writing, of the reason for the extension.

     SECTION 3. An employee shall lose seniority rights when any of the following occurs:

     a)  The employee quits;

     b)  The employee is properly or justly discharged and not reinstated;

     c) The employee is absent from work for three (3) consecutive workdays without notifying the Company of a legitimate reason for such absence on a daily basis unless such notification is not possible;

     d) The employee has not been recalled from layoff for a period of two (2) years;

_______________
     (1) The masculine pronouns refer to both genders and are simply used for ease of reading.

     e) The employee fails to return from a leave of absence within three (3) workdays following the expiration thereof;

     f) The employee fails to respond within five (5) postal service days after receiving a notice of recall to work on the day set forth in the notice. (The Company shall send a written notice of recall, via Certified Mail, to the employees' last known address. It shall be the employees' responsibility to keep the Company advised of his current address and telephone number);

     g)  The employee retires;

     h) When an employee accepts a position outside of the bargaining unit. (2)

     The Company will furnish the Local Union's Recording Secretary an up-to-date seniority list of employees stating the name, social security number, address, telephone number, and date of hire thereof every three (3) months, or whenever additions, deletions, or corrections are made to said roster.

                                 ARTICLE VI
                            PERMANENT VACANCIES

     Permanent vacancies are created by a union member's termination of employment or by the creation of a new job or increased work load.

     SECTION 1. ROTATING CREW MOVES. Prior to any vacancy being posted for bid, the Company will determine if any employee currently in that job classification has elected to change rotating crews. If an employee desires another crew, he may sign a form indicating the crew to which he desires to move. The resulting vacancy after such rotating crew move will be the job posted for bid.

     SECTION 2. A permanent vacancy notification shall be posted on the bulletin board for a period of six (6) calendar days. Employees seeking to bid on the job shall sign the posting on the list provided at the Security Guard/Scale House. If a posting goes up during an employee's absence from work, the employee may show his desire to be considered for the job by signing the appropriate vacation bid posting sheet provided at the Security Guard/Scale

_______________
     (2) Subject to sixty (60) calendar day return to the bargaining unit for persons promoted to supervisory positions. An employee shall have one (1) such right during the term of this contract.

House. Postings shall include the job classification, shift, and if a new classification, the rate and a brief description of the duties. The Company shall advise the Union President, in writing, of the successful bidder as soon as practical but no later than seven (7) calendar days after the posting goes down. The successful employee shall be awarded the bid position on or before fourteen (14) calendar days from the advisement of the Union President.

     Employees may bid laterally or downward four (4) times during the life of the contract. They may bid upward without limitation; however, if such bid is to a job previously held, one of the four (4) bids will be used. Bids on new classifications (not included in the Wage Schedule) and bids to the day shift shall not be subject to the limitations set forth hereinbefore.

     SECTION 3. All permanent job vacancies shall be awarded to the senior most employee bidding for such job. Maintenance Employees, including lubricators and electricians, must pass a maintenance test before being considered for such jobs.

     SECTION 4. If an employee fails to demonstrate within thirty (30) calendar days that he can perform the job or if the employee desires to decline the job within the same period of time, then he shall be returned to his former job. An employee who desires to decline the job during the period from the thirty-first (31st) to the sixtieth (60th) calendar day may, with the agreement of the Company, do so at which time he will be assigned to an open position unless his previous position has not been awarded to another employee in which case the employee may be returned to his former position. If an employee declines the job within thirty (30) calendar days, the job will be awarded to the next employee entitled to the job from the list of bidders. Employees whose names appear on the list of bidders who subsequently successfully bid on other jobs will be deemed to have their names removed from such list. If an employee declines the job or leaves the position after thirty (30) calendar days, said position shall be posted as a permanent vacancy.

     SECTION 5. If there are no successful bidders or employees on layoff status, the Company reserves the right to hire from the street.

                                ARTICLE VII
                             TEMPORARY VACANCY

     SECTION 1. Every reasonable effort shall be made to keep an employee at work on the job duties normally and customarily a part of his regular job and to minimize to the extent practicable the amount of temporary assignments to other jobs.

     SECTION 2. This section shall apply to temporary vacancies in excess of eight (8) or ten (10) working days (rotating and day shift respectively) where management determines a need to fill a job on a temporary basis. The following procedures will apply:

     1) Between January 1st and January 15th of each year employees will elect job classifications they desire to be considered for on temporary transfers in excess of ten (10) and eight (8) working days. Any employee not listing his name and selections during such period will not be considered for temporary transfers under this provision until he so indicates in the succeeding January 1st through 15th. Employees hired during the calendar year in question shall have eight
          (8) or ten (10) working days (rotating and day shifts respectively) following their exhaustion of the probationary period in which to elect job classifications. Such transfers will be only to another classification or department. The senior employee on the list will be called for a temporary transfer which he may accept or reject. Until the contacted employee has accepted or rejected the offer, the Company reserves the right to select as though the assignment were ten
          (10) or eight (8) days or less. Employees who may not be selected on the basis of their seniority may not grieve the failure to be selected if a bargaining unit employee is awarded the temporary transfer. (3)

     2) In the event no employee is listed for the job, the junior employee on the shift and department will be required to fill the vacancy.

     3) If the Company is unable to fill the vacancy by the above means, the classified employee with the lowest overtime hours may be called out.

     SECTION 3. Employees who are awarded a temporary vacancy shall be required to fill that job until such time as the Employee completes that assignment in accordance with the above procedures.

_______________
     (3) The Company reserves the right under this provision to not transfer employees from critical positions. If the transferee's vacated position must be staffed, the Company reserves the right to do so through overtime or utilize the procedure hereinbefore or a second temporary transfer. Any position filled after the second temporary transfer shall be filled as though they are transfers of less than ten (10) or eight (8) working days.

     SECTION 4. When an employee is assigned to a job other than his own on a temporary daily basis, he shall be compensated for the entire shift at the higher rate of pay for either his job or the job to which he is temporarily assigned.

                                ARTICLE VIII
                        TEMPORARY REDUCTION IN FORCE

     When it is determined by the Company that there will be a temporary reduction in force in the work force for extraordinary reasons, employees may be sent home for four (4) days without regard to other provisions of this collective bargaining agreement.

                                ARTICLE IX
                            REDUCTION IN FORCE

     SECTION 1. When it is determined by the Company that a reduction in force is necessary, the Company will notify the Union as soon as practicable but no less than five (5) working days in advance of the layoff.

     As soon as practicable, the Company will meet with the officers and one
(1) member of the Grievance Committee of the Local Union to discuss how many employees are to be reduced, what jobs must be filled, and which employees must be realigned. In the event of a layoff or reduction in force, employees with the greatest seniority at the plant shall be retained if qualified (Maintenance Department). The senior employees in each job shall be retained in their job classification. Those employees who are displaced from their job classification shall be offered open jobs based on their seniority. If within twenty-four (24) hours of the meeting required by this Section an employee advises the Company that he wishes to waive the opportunity for an open job in favor of an open day shift job, such employee will be granted such request, seniority permitting. An employee who is not retained in his job classification and who is not successfully assigned to an open job shall, seniority permitting, displace the last person hired. No bumps shall be permitted under this Section with the exception of the one referenced immediately hereinbefore.

     SECTION 2. Employees who are laid off will be recalled in order of seniority and assigned to jobs by the Company. At the point in time when all employees have been recalled or when the Company determines further recalls are not likely, all jobs from which employees have been laid off, or jobs they occupied during such layoff period, shall be posted for bid according to the procedures set forth in Article VII. During the recall process, laid off employees who earlier had been recalled or who during the layoff occupied a position resulting from the layoff, and resultant moves, may be assigned or reassigned to their pre-layoff position prior to the job posting referenced immediately hereinbefore.

                               ARTICLE X
                         GRIEVANCE COMMITTEE

     There shall be a Grievance Committee consisting of at least three (3) employees employed at the plant and selected by the Local Union. The Grievance Committee shall assist members in the processing of grievances and shall participate at Step 1, if requested, by the Grievant. They shall refer and process Grievances at Step 2 and may participate in Steps 3 and 4 of the Grievance Procedure.

                              ARTICLE XI
               PERMANENT JOB CLASSIFICATION ELIMINATION

     If the Company determines that jobs at the plant are to be eliminated, the following procedures will be followed:

     1) Five (5) days prior to any action being taken, the Company shall meet with the local union president and the grievance committee to discuss:

         A.  the reasoning for elimination of said jobs;

         B.  the number of employees affected by said elimination; and

         C.  the job classifications affected by said elimination.

     2) The employees who are to be displaced from such jobs shall, to the extent their seniority (and qualifications in regard to maintenance jobs) permits, be entitled to displace the junior employee in a job of their choosing.

     3) Any employee displaced under No. 2 above shall also be entitled to exercise their seniority in the same manner.

                                  ARTICLE XII
                   WORKING HOURS AND OVERTIME PAY AND PAYDAY

     SECTION 1. The Company will make a good faith effort to fairly and equitably distribute overtime among qualified employees. The Company will make every effort to minimize the amount of overtime worked, but when the need arises, those employees who are designated by the Company for overtime must perform the work. The least senior employee must perform the work.

     SECTION 2. Overtime will be paid at time and one-half the regular rate and will apply only after forty (40) hours have been worked during the workweek. Hours not actually worked will not count toward overtime (e.g., holiday, vacation, sick leave, etc.).

     SECTION 3. The Company will pay overtime pay to all those employees who work on major equipment outages (i.e., worked on five (5) eights (8) and all hours worked over twelve (12) on four (4) twelves (12). This type of special overtime pay will be scheduled and not be the normal type incidentally-scheduled overtime which occurs during the normal workweek.

     SECTION 4.  The payday for all employees shall be on a weekly basis.

     SECTION 5. As soon as practicable the Company will implement a wage equalization pay system as proposed in a letter dated January 3, 1996.

                               ARTICLE XIII
                              CALL BACK PAY

     In the event an employee is called back to work and no work is available, the employee leaves and receives a minimum of two (2) hours of pay at the applicable rate. If the employee performed the work he/she was called back to do, the employee leaves and receives a minimum of four (4) hours of pay at the applicable rate. If the work performed by the employee called back exceeds four (4) hours, the employee will leave and be paid for the actual hours worked.

                              ARTICLE XIV
                          GRIEVANCE PROCEDURE

     SECTION 1. Should any difference arise between the Company and its employees as to the meaning or application of the provision of this Agreement, an earnest effort shall be made to settle such grievance immediately in accordance with the following procedure.

        STEP 1. Any employee with the belief that there is a complaint shall discuss the issue with his immediate supervisor within three (3) working days of the incident prompting the complaint. If the employee desires that a representative of the Union be present during the discussion with his immediate supervisor, he shall notify the supervisor of his desire and the immediate supervisor shall arrange to have the requested representative of the Union present while the employee is discussing the grievance with his supervisor. The supervisor shall have the authority to settle the matter. The supervisor will answer the aggrieved employee within two (2) working days of the original discussion.

        STEP 2. If the supervisor's answer is not acceptable, or if the answer is not given within two (2) working days of the original discussion, the aggrieved employee may submit a written grievance, within five (5) working days to the Plant Superintendent. A meeting with the Grievant, Plant Superintendent, supervisor, and two (2) members of the Grievance Committee shall be held within ten (10) working days of receipt of the written grievance to review the facts and contract provisions in an effort to resolve the grievance. (4) If the complaint is not settled, the grievance will be referred to a representative of the UMWA District and the General Manager or his designee.

        STEP 3. Within ten (10) working days of the time the grievance is referred to them, the District Representative and General Manager or his designee shall meet in an effort to reach an agreement. No more than two (2) members of the Grievance Committee shall have the right to be present.

        STEP 4. In cases where the UMWA District Representative and the General Manager or his designee fail to reach an agreement, the matter shall, within ten (10) calendar days after referral to them, be referred to an arbitrator.

     Such arbitrator may be selected by mutual consent between the parties, or failing to reach consent, by applying for a panel of arbitrators from the American Arbitration Association or the Federal Mediation and Conciliation Service; the parties shall alternately strike names from the panel until one
(1) arbitrator is named. The salary and expenses of the arbitrator shall be borne equally by the Company and the Union.

     SECTION 2. The time limits contained in this Grievance Procedure must be strictly adhered to. The time limits may be waived by mutual consent of the parties in writing. Should the grievance not be timely responded to by the Company, it shall be automatically moved to the next stage. The Company will make every good faith effort to timely process grievances.

     SECTION 3. Settlements reached at Steps 1, 2 or 3 of the Grievance Procedure shall be without precedent and not referred to nor used by either party in the processing of any other grievance, unless agreed to in a signed writing by both parties.

_______________
     (4) In Step 2 and Step 3 two (2) committee persons shall remain on the clock.

     SECTION 4. The grievant shall have the right to be present at each step of the grievance procedure until such time as all evidence is taken.

                               ARTICLE XV
                           LEAVES OF ABSENCE

     Leaves of absence will be granted to local union officers and committee members to perform duties for the local union without any loss of contractual benefits not to include wages. Forty-eight (48) hours notice shall be given to the Company prior to the commencement of such leave, absent extraordinary circumstances.

     Employees who request a leave of absence to serve as District or International union officers or representatives shall be granted such leave and shall retain their seniority and continue to accrue seniority while on such leave. While on such leave, employees shall be entitled to no benefits under the contract. Employees who are appointed or elected to District or International union positions shall, upon expiration of their term(s), be entitled to return to the job held immediately prior to such leave.

     Written notice of such leaves shall be presented to the Company as soon as practicable but no less than forty-eight (48) hours before the commencement of such leave.

     Employees who are eligible shall be granted military leave, and family and medical leave.

     The Company and Union will discuss contractual adjustments in the case of persons covered under the Americans with Disabilities Act.

                                ARTICLE XVI
                          SUSPENSION AND DISCHARGE

     SECTION 1. No employee covered by this Agreement may be disciplined or discharged, except for just cause. The burden shall be on the employer to establish grounds for discipline or discharge in all proceedings under this Agreement.

     SECTION 2. Where management concludes that the conduct of an employee justifies suspension or discharge, the employee shall first be suspended without pay and shall be given written notice stating the reason(s), with a copy to be furnished to the Grievance Committee. Within seventy-two (72) hours the employee may be afforded the right to meet with the General Manager or his designee.

     At such meeting, no more than two (2) members of the Grievance Committee shall be present and, if requested by the employee or the Grievance Committee, a representative of the District UMWA shall also be present.

     SECTION 3. If the General Manager or his designee informs the employee at the meeting between the Employer and the employee, that discharge or suspension is still intended (or if no meeting is requested), the employee may within five (5) calendar days file a grievance directly to Step 4 of the Grievance Procedure.

     SECTION 4. In all cases where it is determined that just cause did not exist for discharge or suspension, the arbitrator has full authority to fashion an appropriate remedy.

                               ARTICLE XVII
                          NO STRIKE/NO LOCKOUT

     During the term of this Agreement, subject to Article XII, the Union agrees it will not engage in any strike, work stoppage, slow down, or other interference with work. Failure of an employee to comply with this provision shall result in his immediate termination. Proof of an employee(s) engaging in conduct violative of this Article shall be just cause for permanent discharge and not subject to Articles XII or XIII. The Company agrees it will not lock out its employees.

                             ARTICLE XVIII
                           HEALTH AND SAFETY

     SECTION 1. The Company and the Union shall cooperate in the objective of eliminating accidents and health hazards.

     The Company will make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment.

     SECTION 2. There will be a Joint Health and Safety Committee consisting of at least three (3) bargaining unit employees employed at the facility and selected by the Local Union and an equal number of management/supervisory employees, at the Company's option. The Joint Health and Safety Committee shall at all times be deemed to be acting within the scope of their employment in the plant within the meaning of the applicable worker's compensation law.

     SECTION 3. The Joint Health and Safety Committee, or in the absence of the entire Joint Health and Safety Committee, a member or members may inspect any portion of the plant and related facilities. If the Committee finds conditions which need correcting, they shall report their findings to the Company for APPROPRIATE attention.

     In those special instances where the Joint Health and Safety Committee believes a situation endangers the lives and bodies of employees and poses an imminent danger, they may remove employees from that area or job until the situation is corrected.

     SECTION 4. No Joint Health and Safety Committee member may be disciplined or discharged for his actions as a member of the Joint Health and Safety Committee as long as his activities are in good faith and in compliance with applicable OSHA (state and federal) rules and guidelines and Company safety policies and standards.

     SECTION 5. A representative of the Company and a Joint Health and Safety Committee member may accompany the federal and/or state Safety and Health Inspectors when they make their examinations of the plant. The employee of the Joint Health and Safety Committee shall suffer no loss of pay while on such inspection.

     SECTION 6. In the event of an injury or illness on the job, where appropriate, the Company will transport the employee to a place where medical services can be obtained (hospital, doctor's office, etc.). (If applicable, the Company will also provide the employee transportation for a return ride.) The employee, if able, may request the facility to which he wishes to be transported.

     Each month the Company will furnish the Joint Health and Safety Committee a list of all accidents which occurred during the previous month.

     SECTION 7. The Joint Health and Safety Committee and management shall investigate all serious or potentially serious accidents with the sole purpose to find ways to eliminate or reduce such accidents.

     SECTION 8. Hard hats, gloves, safety glasses or one (1) pair prescription safety glasses per year, hearing protection, long-sleeve cotton jackets (molten metal area) and metatarsal shoes shall be furnished by the Company and worn at all times. Items referenced above will be replaced upon presentation of the item sought to be replaced.

     SECTION 9. At the request of the Joint Health and Safety Committee, Union officials, District and International officers and representatives of the UMWA Department of Occupational Safety and Health shall be granted access to the plant to inspect the facility or to investigate serious accidents. Such request shall be made in writing, copy to the Company, after a verbal advisement of such action. The letter shall state the reason for the visit which should not take place before five (5) days from receipt, absent unusual circumstances.

     SECTION 10. An employee injured during his shift shall be paid for the entire shift, if he cannot reasonably be expected to complete his shift.

     SECTION 11. Union members of the Joint Health and Safety Committee shall be compensated by management for all time spent on official Joint Health and Safety Committee business and meetings, as requested by the Company.

                                ARTICLE XIX
                          SUPERVISORY EMPLOYEES

     Any supervisor may, as a part of that person's regular duties, perform work in emergencies, in training of other employees, in improving or checking the quality of production, in experimental or research and development assignments, to assist a regular worker or in order to prevent harm to employees or equipment. Such supervisor shall not regularly perform bargaining unit work so as to cause a layoff or displacement or loss of a full day's work opportunity for an employee who is in the bargaining unit.
It is understood that the Company will make every reasonable effort to secure a replacement, if needed, for those employees who fail to report to work.

                                ARTICLE XX
                              CONTRACTING OUT

     Contracting out of repair and maintenance work or work which can be performed by classified employees shall not be permitted when classified employees are on a layoff status or when such contracting out knowingly will result in the layoff of classified employees.

                               ARTICLE XXI
                              BULLETIN BOARDS

     The Company will furnish and maintain one (1) bulletin board locked and under glass in a conspicuous place in the shop which shall be for the sole use of the Union. A key to the board shall be furnished to the General Manager.

                              ARTICLE XXII
                              VOTING PLACE

     The Company shall make available space within the shop for the purpose of holding Union elections and contract ratification votes for oncoming and off going crews only.

                             ARTICLE XXIII
                               JURY DUTY

     Employees who are summoned for jury duty and serve in such capacity shall receive for each day of service, the difference between the amount received for such service and, in the case of hourly workers, eight (8) times his regular rate or in the case of incentive or piece workers, eight (8) times his average hourly earnings, for a period not to exceed thirty (30) working days.

     Such payments are to be made for only the days upon which the employee would have worked because of being scheduled to work.

                              ARTICLE XXIV
                            BEREAVEMENT PAY

     In the event of the death of an employee's spouse, children, stepchildren, father, mother, current mother-in-law, current father-in-law, brother or sister, and the employee has been in the employ of the Company for sixty (60) calendar days or more, he shall receive up to but not in excess of three (3) days' pay while off prior to and while attending funeral services.

     Payment of bereavement pay will only be made after the employee furnishes his employer with acceptable proof of death by copy of the death certificate or newspaper clipping of the funeral notice or other proof acceptable to the Employer.

     The pay for time off shall be the amount of eight (8) times the employee's hourly rate.

     In addition to the above, two (2) days without pay or attendance points shall be granted as leave for the day of the funeral for any other family member.

                               ARTICLE XXV
                               HOLIDAY PAY

     Holidays recognized in the Agreement are:

                New Year's Day        Thanksgiving Day
                Easter                Day after Thanksgiving
                Memorial Day          Christmas Eve
                Fourth of July        Christmas Day
                Labor Day             Floating Holiday

     Employees shall receive holiday pay for holidays on the following basis:

     A) Employees scheduled to work the Holiday shall be paid at double time rates for all hours worked, which includes the holiday pay.

     B) Employees scheduled to work who do not complete the full shift shall be paid double time rates for all hours worked.

     C) Employees who do not accrue any attendance policy discipline and have no OSHA recordable injuries during a given calendar year will be entitled to one (1) personal day to be taken in the following year.

                                ARTICLE XXVI
                               PROFIT SHARING

     If the Company maintains its profit sharing plan, employees will participate if and when the profit sharing to employees occurs. Employees shall be eligible for profit sharing after one (1) year of continuous employment.

                               ARTICLE XXVII
                       ACCIDENT AND SICKNESS BENEFITS

     Accident and sickness benefits will be provided under the terms as set forth under the corporate policy. (5) However, the benefits will be modified to reflect thirty (30) weeks and Two Hundred Eighty Dollars ($280.00) per week. In all other respects the corporate policy will be followed.

                              ARTICLE XXVIII
                                INSURANCE

     Employees will be covered under the corporate insurance plans for medical and life insurance and such documents are incorporated herein by reference.

_______________
(5)  Group Health Benefits for Employees of IMCO Recycling Inc.

                              ARTICLE XXIX
                             BASIC WORKDAY

     The Company shall fairly distribute overtime. Overtime scheduling system shall be determined by the parties and communicated to employees.

                              ARTICLE XXX
                      PLANT CLOSING OR RELOCATION

     If the Company decides to sell, close, or relocate its Uhrichsville, Ohio facility, it shall comply with its statutory obligations.

                             ARTICLE XXXI
                      DURATION OF AGREEMENT AND
                   RESPONSIBILITIES OF THE PARTIES

     This Agreement shall become effective as of December 1, 1995, and shall continue in full force and effect until November 30, 1998.

     It shall automatically be renewed for successive periods of one (1) year thereafter, unless either party notifies the other, in writing, at least sixty (60) days prior to December 1, 1995 that the Agreement will terminate on such specified date.

     The written notice required under the immediately preceding paragraph shall be made by certified mail. Such notice shall be addressed to: United Mine Workers of America (UMWA), District Six, 56000 Dilles Bottom, Shadyside, Ohio 43947 if to the Union; and to IMCO Recycling of Ohio Inc., P.O. Box 151, Uhrichsville, OH 44683 if to the Company.

     Either party may, by written notice to the other, effect a change of the addresses given above.

     The Company and its managers and supervisors at all levels shall be bound to observe the provisions of this Agreement.

     The Union and its officers and representatives at all levels and all employees shall be bound to observe the provisions of this Agreement.

     It is the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied equally to all employees without regard to race, color, religious creed, national origin, veteran status, sex, age or union activity in accordance with state and/or federal laws. Should any provision of this Agreement be found to be in violation of any state or federal law, the parties will attempt to renegotiate that provision. The remainder of the contract shall remain in effect whether the renegotiation is successful or not.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties only upon the condition that it has been ratified and approved by the members covered hereby to become effective this lst day of December, 1995.

                         MEMORANDUM OF UNDERSTANDING
                                  Checkoff

     The membership dues, including initiation fees, and assessments of the United Mine Workers of America and its various subdivisions, credit union, voluntary COMPAC contributions, and Union-sponsored group auto insurance, as authorized and approved by the International Union, United Mine Workers of America, shall be checked off the wages of the employees by the Employer covered by this contract and shall be remitted by the Employer to the properly designated officers of the Union for distribution to its various branches. Such remittance shall be made within 30 days of the date such amount has been checked off. The Employer shall also submit an itemized statement showing the name of each employee, his social security number, hours worked, and the amount checked off for dues, initiation fees, and assessments. Such itemized statement shall be made within 60 days of the date the checkoff has been made, and shall include a list of employees from whom dues, initiation fees and assessments have not been collected.

     In order that this section may become effective and operate within the limitations of the Labor-Management Relations Act of 1947, the Union hereby agrees to furnish, with all reasonable dispatch to the respective Employer, and the Employer agrees to aid, assist and cooperate in obtaining, written authorizations from each employee so employed. Upon the presentation to the Employer of such authorizations in such reasonable form as time and circumstances, looking to continuous and uninterrupted production, may allow, said Employer shall make deductions so authorized and deliver the same to the designated District Officer of the Union or to such authorized representative as may be designated by the Union.

/s/  LARRY WARD              2-14-96
- ------------------------------------
Larry Ward, President
U.M.W.A. District Six


/s/  VINCE LUCIDO         2-14-96 **
- ------------------------------------
Vince Lucido I.E B.
United Mine Workers of America


/s/  GERALD K. REICHELT     3-2-96 *
- ------------------------------------
Gerald K. Reichelt,
General Manager, IMCO Recycling


/s/  JAMES B. WALBURG         3-5-96
- ------------------------------------
James B. Walburg
Vice President and Treasurer


/s/  JAMES A. MADDEN
- ------------------------------------
James A. Madden
Manager Human Resources


/s/  DEBORAH J. VANDALL
- ------------------------------------
Deborah J. Vandall
Production Superintendent

_______________
* Subject to the issue of whether employees are required to work the scheduled workday before and after a holiday to qualify, i.e., whether the first full paragraph in the 1992-95 contract, Article XXIII, p. 12, was omitted due to inadvertence or clerical error.

** BY SIGNING THIS AGREEMENT, THE PARTIES AGREE THAT:

1) The Company will immediately make provisions to pay the retroactive pay increases for classified employees for all hours worked since December 1, 1995.

2) That Management and the Local Union will immediately draft and post the overtime procedure required in Article XXIX.

3) That the Company and Local Union shall equally share the costs of printing the new contract.

4) The Company will immediately post for bid, according to Article VI, __, a shipping/ receiving (Dock) job whose primary duties are to operate the John Deere Loader.

5) That the Union maintains its position regarding the John Deere loader in any subsequent job bid. The Company disagrees and the issue may be referred to a third party for resolution.

- -----------------------------------------------------------------------------
                                  SCHEDULE A
- -----------------------------------------------------------------------------
                                    CURRENT
       CLASSIFICATION                 RATE    12/01/95   12/01/96   12/01/97
- -----------------------------------------------------------------------------
PAY GRADE ONE
  Electrician                       $10.80       $11.30      $11.70    $12.10
- -----------------------------------------------------------------------------
PAY GRADE TWO
  Maintenance Mechanic              $10.50       $11.00      $11.40    $11.80
  Maintenance Mechanic, Rotating
   Shift                             10.50        11.00       11.40     11.80
  Maintenance Mechanic, Truck
   Shop                              10.50        11.00       11.40     11.80
  Baghouse Mechanic                  10.50        11.00       11.40     11.80
- -----------------------------------------------------------------------------
PAY GRADE THREE
  Furnace Operator                  $ 9.85       $10.35      $10.75    $11.15
  Shredder Operator                   9.85        10.35       10.75     11.15
  De-Ox Operator                      9.85        10.35       10.75     11.15
  Cruc. Truck Driver                  9.20        10.35       10.75     11.15
  Dayshift CDL Truck Driver           9.20        10.35       10.75     11.15
  Lubricator                          9.80        10.35       10.75     11.15
- -----------------------------------------------------------------------------
PAY GRADE FOUR
  Furnace Equipment Operator        $ 9.20       $ 9.70      $10.10    $10.50
  Shredder Equipment Operator         9.20         9.70       10.10     10.50
  De-Ox Equipment Operator            9.20         9.70       10.10     10.50
  Cruc. Cleaner                       9.20         9.70       10.10     10.50
  Ship & Receiving Equipment
   Operator (Dock & Bar Handlers)     9.20         9.70       10.10     10.50
  Parts Runner                        9.20         9.70       10.10     10.50
  Mud Room                            9.20         9.70       10.10     10.50
- -----------------------------------------------------------------------------
Scheduled premium of $.15 per hour shall be paid for those employees working on rotating shifts.

Production lead persons will get $.60 per hour in addition to their regular hourly rate.
- -----------------------------------------------------------------------------

                                 SCHEDULE B

     1.  Vacation Accrual:

         After 1 year . . . . . . . . . . . . 1 week
         After 2 years  . . . . . . . . . . . 2 weeks
         After 10 years . . . . . . . . . . . 3 weeks
         After 20 years . . . . . . . . . . . 4 weeks




                                    22